                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER



                                      AMONG


                               MARKEL CORPORATION


                              MG ACQUISITION CORP.


                                       AND


                              GRYPHON HOLDINGS INC.











                          DATED AS OF NOVEMBER 25, 1998




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
                                TABLE OF CONTENTS


                                                                                              PAGE
                                    ARTICLE I
                                   DEFINITIONS


 1.1      DEFINITIONS............................................................................1

                                   ARTICLE II
                           THE TENDER OFFER AND MERGER


 2.1      THE OFFER..............................................................................6
 2.2      THE MERGER.............................................................................8
 2.3      EFFECTIVE TIME.........................................................................8
 2.4      EFFECTS OF THE MERGER.  ...............................................................9
 2.5      CERTIFICATE OF INCORPORATION AND BYLAWS................................................9
 2.6      DIRECTORS..............................................................................9
 2.7      OFFICERS...............................................................................9
 2.8      CONVERSION OF SHARES...................................................................9
 2.9      CONVERSION OF SUB COMMON STOCK........................................................10
 2.10     SHAREHOLDERS' APPROVAL................................................................10
 2.11     EXCHANGE OF SHARES; PAYMENT...........................................................11
 2.12     STOCK OPTIONS AND RESTRICTED STOCK PLAN...............................................13
 2.13     DISSENTING SHARES.....................................................................14
 2.14     CLOSING...............................................................................14



                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


 3.1      AUTHORITY RELATIVE TO THIS AGREEMENT..................................................14
 3.2      FILINGS AND REPORTS...................................................................15
 3.3      ABSENCE OF CHANGES....................................................................15
 3.4      BROKERS...............................................................................15
 3.5      ANTITAKEOVER PROVISIONS...............................................................16

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

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
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
 4.1      AUTHORITY RELATIVE TO THIS AGREEMENT..................................................16
 4.2      BROKERS...............................................................................17
 4.3      INFORMATION SUPPLIED..................................................................17



                                    ARTICLE V
                              ADDITIONAL AGREEMENTS


 5.1      CONDUCT OF BUSINESS...................................................................17
 5.2      ADDITIONAL FINANCIAL STATEMENTS AND REPORTS...........................................20
 5.3      NO SOLICITATION; NOTIFICATION.........................................................20
 5.4      INVESTIGATION OF BUSINESS AND PROPERTIES..............................................22
 5.5      REGULATORY MATTERS....................................................................23
 5.6      UNDERWRITING; INVESTMENT PORTFOLIO....................................................24
 5.7      CONFIDENTIALITY.......................................................................24
 5.8      BOOKS AND RECORDS.....................................................................25
 5.9      FEES AND EXPENSES.....................................................................25
 5.10     PUBLIC ANNOUNCEMENTS..................................................................25
 5.11     EFFORTS TO CONSUMMATE.................................................................25
 5.12     DIRECTORS.............................................................................26
 5.13     INDEMNIFICATION.......................................................................27
 5.14     EMPLOYEE BENEFIT PLANS................................................................28
 5.15     LITIGATION............................................................................28
 5.16     OBLIGATIONS OF MERGER SUBSIDIARY......................................................28
 5.17     FURTHER ASSURANCES....................................................................28


                                   ARTICLE VI
                       CONDITIONS TO OBLIGATIONS OF BUYER


 6.1      INJUNCTION, LITIGATION, ETC...........................................................29
 6.2      LEGISLATION...........................................................................29
 6.3      SHAREHOLDER APPROVAL..................................................................29
 6.4      GOVERNMENTAL APPROVALS................................................................29
 6.5      CONSUMMATION OF THE OFFER.............................................................29



                                   ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

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
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
 7.1      INJUNCTION, LITIGATION, ETC...........................................................30
 7.2      LEGISLATION...........................................................................30
 7.3      SHAREHOLDER APPROVAL..................................................................30
 7.4      GOVERNMENTAL APPROVALS................................................................30
 7.5      CONSUMMATION OF THE OFFER.............................................................30

                                  ARTICLE VIII
                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES


 8.1      NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................................30

                                   ARTICLE IX
                                   TERMINATION


 9.1      TERMINATION...........................................................................31
 9.2      PROCEDURE: EFFECT OF TERMINATION......................................................32



                                    ARTICLE X
                               GENERAL PROVISIONS


 10.1     NOTICES...............................................................................32
 10.2     INTERPRETATION........................................................................33
 10.3     ENTIRE AGREEMENT......................................................................34
 10.4     NO THIRD PARTY BENEFICIARIES..........................................................34
 10.5     SUCCESSORS AND ASSIGNS................................................................34
 10.6     SEVERABILITY..........................................................................34
 10.7     AMENDMENT.............................................................................34
 10.8     EXTENSION; WAIVER.....................................................................35
 10.9     JURISDICTION; WAIVER OF JURY TRIAL....................................................35
 10.10    COUNTERPARTS .........................................................................35
 10.11    GOVERNING LAW ........................................................................35

ANNEX I           CONDITIONS TO THE OFFER

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 25, 1998, is made among MARKEL CORPORATION, a Virginia corporation ("Buyer"), MG ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and GRYPHON HOLDINGS INC., a Delaware corporation (the "Company").

                                    RECITALS

         A. The respective Boards of Directors of Buyer and the Company have approved the acquisition of the Company by Buyer on the terms and subject to the conditions set forth in this Agreement.

         B. In furtherance of such acquisition, Buyer has made a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Shares") and the associated Rights (as defined herein) at a purchase price of $19.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below), recommending that the Company's shareholders accept the Offer and approving the acquisition of Common Shares by Buyer pursuant to the Offer.

         C. The respective Boards of Directors of Buyer and the Company have each approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Common Share, other than Common Shares owned directly or indirectly by Buyer or the Company and Dissenting Shares (as defined in Section 2.13), will be converted into the right to receive the price per share paid in the Offer.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

                  "Action" means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, governmental audit, inquiry or proceeding by or before any Governmental Authority.

                  "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                  "Assets" of a Person means all of such Person's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by such Person or in which such Person has any interest whatsoever.

                  "Benefit Plans" means the employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefits agreements, trust funds or other arrangements and any union, guild or collective bargaining agreements maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates.

                  "Books and Records" means all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind relating to the Company or any of its Subsidiaries, their Assets, their Business operations, customers, suppliers and personnel, including, without limitation, (i) all corporate books and records of the Company and its Subsidiaries, disk or tape files, printouts, runs or other computer-based information and the Company's and its Subsidiaries' interest in all computer programs required to access, and the equipment containing, all such computer-based information, (ii) all product, business and marketing plans, (iii) all environmental control records and (iv) all sales, maintenance and production records.

                  "Business" means the insurance business conducted by the Company and its Subsidiaries taken as a whole.

                  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia or New York, New York are authorized by to close.

                  "Buyer Expenses" has the meaning set forth in Section 5.9(b).

                  "Certificate" has the meaning set forth in Section 2.11(b).

                  "Certificate of Merger" has the meaning set forth in Section 2.3.

                  "Closing" has the meaning set forth in Section 2.14.

                  "Closing Date" has the meaning set forth in Section 2.14.

                  "Common Share Merger Consideration" means $19.00 per share.

                  "Common Shares" means the Common Stock, $.01 par value, of the Company.

                  "Company Shareholders' Approval" has the meaning set forth in
Section 2.12.

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
                  "Company Shareholders' Meeting" has the meaning set forth in
Section 2.12.

                  "Company Reports" has the meaning set forth in Section 3.2.

                  "Confidentiality Agreement" has the meaning set forth in
Section 5.4.

                  "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation and other executory commitment to which the Company or any of its Subsidiaries is a party or which relates to the Business or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

                  "DGCL" means the Delaware General Corporation Law.

                  "Dissenting Shares" has the meaning set forth in Section 2.13.

                  "Effective Time" has the meaning set forth in Section 2.3.

                  "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or any of its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Governmental Authority" means any federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Independent Directors" has the meaning set forth in Section 5.12.

                  "Insurance Subsidiaries" means Associated International Insurance Company, a California corporation, Calvert Insurance Company, a Pennsylvania corporation, and The First Reinsurance Company of Hartford, a Connecticut-domiciled insurance company.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                  "Licenses and Permits" means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority.

                  "Material Adverse Effect" or "Material Adverse Change" means as to any Person any material adverse effect on or change with respect to (A) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) the right or ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby; provided that no information provided by the Company or otherwise known to the Buyer on or prior to the date hereof relating to the Company's reserves for losses and loss adjustment expenses shall form the basis of a Material Adverse Effect or Material Adverse Change.

                  "Merger" has the meaning set forth in the Recitals.

                  "Merger Consideration" means the Common Share Merger Consideration.

                  "Offer" has the meaning set forth in the Recitals.

                  "Paying Agent" means First Union National Bank or such other Person as may be selected by Buyer with the prior written consent of the Company, which consent shall not be unreasonably withheld.

                  "Payment Fund" has the meaning set forth in Section 2.11.

                  "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

                  "Personnel" of a corporation means all directors, officers and employees of such corporation and its Subsidiaries.

                  "Preferred Shares" means the Series A 4% Cumulative Convertible Preferred Stock, $.01 par value, of the Company.

                  "Rights" means the rights to purchase Junior Participating Cumulative Preferred Stock, $.01 par value, of the Company issued pursuant to the Rights Agreement.

                  "Rights Agreement" means the Rights Agreement, dated as of June 5, 1995, as amended, between the Company and State Street Bank and Trust Company.

                  "Restricted Stock Plan" means the Restricted Stock Plan of the Company.

                  "Scheduled Closing Date" has the meaning set forth in Section 2.14.

                  "SEC" means the Securities and Exchange Commission.

                  "Statutory Accounting Principles" means the statutory accounting practices prescribed or permitted by the applicable state commission of insurance or similar Governmental Authority.

                  "Stock Option Plans" means the 1993 Stock Option Plan of the Company and the 1995 Non-Employee Directors Stock Option Plan of the Company.

                  "Stock Options" means options to purchase Common Shares pursuant to any option plan of the Company or awards to receive Common Shares pursuant to any restricted stock plan of the Company.

                  "Sub Common Stock" has the meaning set forth in Section 2.9.

                  "Subsidiary" with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

                  "Surviving Corporation" has the meaning set forth in Section 2.2.

                  "Surviving Corporation Common Stock" has the meaning set forth in Section 2.10.

                  "Termination Fee" has the meaning set forth in Section 5.8(b).

                                   ARTICLE II
                           THE TENDER OFFER AND MERGER

         2.1 THE OFFER.

                  (a) Subject to the terms of this Agreement, as promptly as practicable after the date hereof, but in no event later than five (5) business days following the public announcement of the terms of this Agreement, Buyer shall amend the Offer to reflect the terms of this Agreement, it being understood that except for the foregoing or as otherwise provided herein, the Offer shall be on the same terms and conditions as the existing Offer. The Offer shall be subject only to the conditions set forth in Annex I hereto (the "Offer Conditions") (any of which may be waived in whole or in part by Buyer in its sole discretion; provided that, without the consent of the Company, Buyer shall not waive the Minimum Condition (as defined in Annex I)). The initial scheduled expiration date of the Offer shall be no more than twenty (20) business days after the date hereof. Buyer and Sub expressly reserve the right to modify the terms of the Offer, except that, without the consent of the Company, Buyer shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change or add to the Offer Conditions, (iv) except as provided in the next sentence, extend the expiration date of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Common Shares. Notwithstanding the foregoing, Buyer may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived (provided that the expiration date may not be extended beyond June 30, 1999 without the consent of the Company), (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or (C) if all Offer Conditions are satisfied or waived but the number of Common Shares tendered together with Common Shares held by Buyer and its Subsidiaries is less than 90% of the then outstanding number of Common Shares (determined on a fully diluted basis for all outstanding Preferred Shares, stock options and any other rights to acquire Common Shares), extend the Offer for an aggregate period of not more than 20 business days beyond the latest expiration date that would be permitted under clause (A) or (B) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Buyer and Sub shall accept for payment, and pay for, all Common Shares validly tendered and not withdrawn pursuant to the Offer that Buyer becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) As soon as practicable after the date hereof, Buyer and Sub shall file with the SEC an amendment to its Tender Offer Statement on
Schedule 14D-1 (together with all supplements and amendments thereto, the "Schedule 14D-1"), which shall contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively, the "Offer Documents"). The Company consents to inclusion in the Offer and the related documents of the recommendation of the Board of Directors of the Company set forth in Section 2.1(c). The Company shall provide Buyer with such information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 14D-1. Buyer and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied by the Company or any of its shareholders (other than the Company and its Subsidiaries) specifically for inclusion or incorporation by reference in the Offer Documents. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Offer Documents if and to the extent that it is or shall have become incomplete, false or misleading in any material respect. In any such event, Buyer and Sub shall take all steps necessary to cause the Offer Documents as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case, as and to the extent required by applicable United States federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the
Schedule 14D-1 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC. Buyer agrees to provide the Company and its counsel in writing any comments Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) The Company hereby approves and consents to the Offer and represents that (i) its Board of Directors, at a meeting duly called and held on November 24, 1998, (A) unanimously determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders and unanimously approved and adopted this Agreement and the Offer, the Merger and the other transactions contemplated hereby (the "Transactions") and (B) unanimously recommended that the shareholders of the Company accept the Offer and adopt this Agreement, (ii) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Company's Board of Directors a written opinion that the consideration to be received by the holders of Common Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view and (iii) the Company has been authorized by DLJ, subject to prior review by DLJ, to include such fairness opinion (or references thereto) in the Offer Documents and in the
Schedule 14D-9 (as defined in 2.1(d)) and the Proxy Statement referred to in
Section 2.10(c).

                  (d) As soon as practicable, the Company shall file with the SEC an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 (together with all supplements and amendments thereto, the "Schedule 14D-9") which, unless otherwise required due to any applicable fiduciary duties of the Board of Directors of the Company to the Company's shareholders under applicable law, as determined by the members thereof in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), shall reflect the recommendation of the Board of Directors of the Company set forth in Section 2.1(c) hereof. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Buyer or Sub specifically for inclusion in the Schedule 14D-9. Each party shall promptly supplement, update and correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it is or shall have become incomplete, false or misleading in any material respect. In any such event, the Company shall take all steps necessary to cause the Schedule 14D-9 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case, as and to the extent required by applicable United States federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC. The Company agrees to provide Buyer and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (e) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to Buyer and Sub a list, as of a recent date, of the shareholders of record of Common Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Common Shares and lists of security positions of Common Shares held in stock depositaries. The Company will furnish Buyer and Sub with such additional information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Buyer or Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Common Shares.

         2.2 THE MERGER. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall be governed by the DGCL.

         2.3 EFFECTIVE TIME. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Effective Time").

         2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in the Certificate of Merger upon the filing thereof pursuant to Section 2.14 hereof and shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

         2.6 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

         2.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         2.8 CONVERSION OF SHARES.

                  (a) Each Preferred Share outstanding immediately prior to the Effective Time shall not be affected by the Merger.

                  (b) Each Common Share (with associated Rights) outstanding immediately prior to the Effective Time (other than Common Shares (with associated Rights), if any, owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub, and Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive the Common Share Merger Consideration.

                  (c) All Common Shares (and associated Rights) converted in accordance with paragraph (b) of this Section 2.8 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Share Merger Consideration, upon the surrender of such certificate in accordance with
Section 2.12, without interest.

                  (d) Each Common Share (with associated Rights) owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub immediately prior to the Effective

Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

         2.9 CONVERSION OF SUB COMMON STOCK. The shares of common stock, par value $.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) in the event all of the outstanding Preferred Shares of the Company shall have been converted into Common Shares, automatically be converted into and thereafter represent 1,000 validly issued, fully paid and nonassessable common shares, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), and
(ii) in the event any of the outstanding Preferred Shares of the Company shall not have been converted into Common Shares, automatically be converted into and thereafter represent 13.6 million validly issued, fully paid and nonassessable Surviving Corporation Common Stock, so that, in either event, thereafter Buyer will be the sole and exclusive owner of the outstanding Surviving Corporation Common Stock.

         2.10 SHAREHOLDERS' APPROVAL. If required by applicable law in order to consummate the Merger:

                  (a) The Company shall, at the direction of Buyer, cause a meeting of its shareholders (the "Company Shareholders' Meeting") to be duly called and held as soon as practicable following the consummation of the Offer (which shall include acceptance for payment of and payment for all Common Shares duly tendered) for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Company Shareholder Approval"). The Company shall take all action necessary in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws to duly call, give notice of, and convene the Company Shareholders' Meeting.

                  (b) The Company shall, at the direction of Buyer, solicit from holders of Common Shares entitled to vote at the Company Shareholders' Meeting proxies in favor of the Company Shareholder Approval and shall take all other action necessary or, in the judgment of Buyer, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

                  (c) The Company shall, at the direction of Buyer, as promptly as practicable following the consummation of the Offer prepare and file, a proxy or information statement relating to Company Shareholders' Meeting (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practical time. The Company will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Buyer reasonably objects. The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 2.1(c), subject to any modification, amendment or withdrawal thereof, and represents that DLJ has, subject to the terms of its engagement letter with the Company (the "Independent Advisor Engagement Letter"), consented to the inclusion of references to its opinion in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 2.10 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

                  (d) Notwithstanding the foregoing, if at any time Buyer shall acquire at least 90% of the outstanding Common Shares, Buyer and the Company shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the expiration of the Offer and the satisfaction or waiver of the conditions set forth in Article VI without the Company Shareholders' Meeting in accordance with Section 253 of the DGCL.

         2.11 EXCHANGE OF SHARES; PAYMENT.

                  (a) At the Effective Time, Buyer will take all steps necessary to enable and cause Sub or the Surviving Corporation to deposit with the Paying Agent, an amount equal to the aggregate amount of cash to which holders of Common Shares (including Common Shares which may be outstanding upon conversion of all outstanding Stock Options) shall be entitled pursuant to Section 2.8 to be held for the benefit of and distributed to the holders of the Common Shares, in the manner set forth below. Such disbursement will be the responsibility of the Paying Agent and not the Company. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Buyer. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, Buyer shall in any event remain liable, and shall make available to the Surviving Corporation additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b)
                        (i) Prior to the Effective Time, the Company shall hand deliver or mail to each holder of record of an outstanding certificate or certificates representing any Common Shares and associated Rights and, to the extent not theretofore exercised, any Stock Options, (or each such holder's duly authorized attorney-in-fact), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of, and title to, such certificate shall pass, only upon proper delivery of such certificate to the Paying Agent) and instructions for use of such letter of transmittal in effecting the surrender of any such certificate and obtaining payment therefor of the shareholder's allocable portion of the Merger Consideration, as provided in this
         Section 2.11.

                       (ii) Subject to clause (iv) of this Section 2.11(b), upon the later of the Effective Time and surrender to the Paying Agent of a certificate which immediately prior to the Effective Time represented Common Shares (a "Common Share Certificate") that are not Dissenting Shares, together with such letter of transmittal duly executed, such Common Share Certificate shall in exchange therefor be entitled to receive an amount equal to the product of the number of Common Shares represented by such Common Share Certificate multiplied by the Common Share Merger Consideration.

                      (iii) Subject to clause (iv) of this Section 2.11(b), upon the later of the Effective Time and surrender to the Paying Agent of a certificate or other instrument which immediately prior to the Effective Time represented a Stock Option (an "Option Certificate" and, together with the Common Share Certificates, a "Certificate") together with such letter of transmittal duly executed, such Option Certificate shall in exchange therefor be entitled to receive an amount, in immediately available funds, equal to (A) the product of the number of Common Shares for which such Stock Option was exercisable immediately prior to the Effective Time multiplied by the Common Share Merger Consideration less (B) the aggregate exercise price that would have been applicable to such Stock Option immediately prior to the Effective Time had such Stock Option, as the case may be, been exercised immediately prior to the Effective Time.

                       (iv) No interest will be paid or accrued on any amount payable upon the surrender of a Certificate. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay all transfer and other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable, or provide assurances satisfactory to the Paying Agent that any such tax will be paid by such Person. Until surrendered in accordance with the provisions of this
         Section 2.11, each Certificate representing Common Shares or Stock Options (other than Certificates representing Common Shares or Stock Options owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub and Dissenting Shares, if any) shall represent for all purposes only the right to receive, as provided by this Agreement, the allocable portion of the Merger Consideration and shall have no other rights. Any funds remaining with the Paying Agent one year following the Effective Time shall be returned to Buyer or the Surviving Corporation, as specified by Buyer, after which time former holders of Common Shares, subject to applicable law, shall look only to the Surviving Corporation for payment of the Merger Consideration, without interest thereon, and shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding anything to the contrary contained herein, neither the Paying Agent nor any party hereto shall be liable to a holder of Common Shares, Preferred Shares or Stock Options for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar law.

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Common Shares or Stock Options outstanding as of the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.11.

                  (d) Notwithstanding anything to the contrary set forth herein, the amount of Merger Consideration to be received by each Shareholder upon surrender to the Paying Agent of a Certificate or Certificates and any other required documents, as provided in this Section 2.11, shall be reduced by the amount, if any, the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law.

         2.12 STOCK OPTIONS AND RESTRICTED STOCK PLAN.

                  (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the conversion, effective at the Effective Time, of all the outstanding (whether or not currently exerciseable) Stock Options heretofore granted which are not exercised prior to the Effective Time into the right to receive a proportionate share of the Merger Consideration (net of the applicable exercise price of each Stock Option) as contemplated by Section 2.11(b) hereof, and the termination of each of the Stock Option Plans, the Restricted Stock Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary as of the Effective Time.

                  (b) Notwithstanding any other provision of this Agreement to the contrary, the Company may, by appropriate action of the Board of Directors, elect to accelerate the vesting of all or any portion of the Stock Options or awards under the Restricted Stock Plan to a date prior to the date on which the Effective Time occurs.

         2.13 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shareholders who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not have any of such shares converted into the right to receive, or become exchangeable for, their applicable portion of the Merger Consideration. The holders of such shares shall be entitled to such rights as are granted by the provisions of such
Section 262 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters rights under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such shareholder's shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the applicable portion of the Merger Consideration, without interest thereon, as provided in
Section 2.11 hereof.

         2.14 CLOSING. On the date which is the third business day after the satisfaction or waiver of the last of the unsatisfied conditions set forth in Articles VI and VII hereof (or such other time as the parties may mutually agree) (the "Scheduled Closing Date"), a closing (the "Closing") will be held at the offices of McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia (or such other place as the parties may agree) for the purpose of confirming all of the foregoing; provided, that nothing in this Section 2.14 shall be deemed to affect (i) the conditions to the respective parties' obligations hereunder contained in Articles VI and VII hereof or (ii) Article IX hereof. Notwithstanding the foregoing, the date and time at which such Closing actually occurs are herein referred to as the "Closing Date."


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Buyer to enter into this Agreement, the Company hereby makes the following representations and warranties to Buyer:

         3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject, with respect to the Merger, to obtaining the Company Shareholders' Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Shareholders' Approval, no other corporate proceedings on the part of the Company are necessary with respect thereto. This Agreement has been duly executed and delivered by the Company and, assuming that Buyer and Sub have duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         3.2 FILINGS AND REPORTS. The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1995 and will file all such required forms, reports and documents from the date hereof through the Closing ( the "Company Reports"). The Company Reports, as of their respective dates, (i) complied or will comply as to form and were or will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not and will not at the time they were or will be filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

         3.3 ABSENCE OF CHANGES. Except as disclosed in the Company Reports filed prior to the date hereof, since September 30, 1998, the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction (other than in connection with the transactions contemplated by this Agreement) other than according to, the ordinary course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or, to the knowledge of the executive officers of the Company, any development or combination of developments which, individually or in the aggregate, would have a Material Adverse Effect on the Company; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company; (iv) any change by the Company in accounting principles, practices or methods other than those required by GAAP or Statutory Accounting Principles; (v) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Insurance Subsidiaries. Since September 30, 1998, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as set forth in a letter dated the date hereof delivered to Buyer contemporaneously with the execution hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers, directors or employees, any award made or option granted to officers, directors or employees, or any amendment of any of the Benefit Plans.

         3.4 BROKERS. Except for DLJ, no broker, finder or investment banker is entitled to any fee or commission for services rendered on behalf of the Company in connection with the transactions contemplated by this Agreement. The Company has delivered to Buyer a complete and correct copy of all agreements between the Company and DLJ pursuant to which that firm or any of its Affiliates would be entitled to any payment in connection with this Agreement, the Merger or the other transactions contemplated hereby.

         3.5 ANTITAKEOVER PROVISIONS.

                  (a) The Company's Board of Directors has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to this Agreement, the Offer, the Merger, and the other transactions contemplated hereby, and has approved the Company becoming an "interested stockholder" within the meaning of such section. No provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its Subsidiaries or the terms of any rights plan or agreement of the Company (including the Rights Agreement) would, directly or indirectly, restrict or impair (i) the ability of Buyer to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Buyer by virtue of this Agreement, the Offer, the Merger and the other transactions contemplated hereby or (ii) the rights granted hereunder, including without limitation, the right to cause the Company to permit any shareholder to acquire securities of the Company, Buyer or Sub, or any of their respective Subsidiaries on a basis not available to Buyer or Sub in the event that Buyer or Sub were to acquire additional securities of the Company.

                  (b) The Company has taken all action required so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including acceptance for payment of, and payment for, Common Shares pursuant to the Offer) do not and will not enable or require the Rights to be separated from the Common Shares with which the Rights are associated, or to be distributed, exercisable, exercised, or nonredeemable or result in the Rights associated with any capital stock of the Company beneficially owned by the Company or any of its Affiliates or Associates (as defined in the Rights Agreement) to be void or voidable.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

         As an inducement to the Company to enter into this Agreement, Buyer and Sub hereby make the following representations and warranties to the Company:

         4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Buyer and Sub and no other corporate proceedings on the part of Buyer or Sub are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer and Sub and, assuming that the Company has duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms.

         4.2 BROKERS. Other than Cochran, Caronia Securities LLC, no broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with transactions contemplated by this Agreement.

         4.3 INFORMATION SUPPLIED.

                  (a) The Offer Documents and any other documents to be filed by Buyer or Sub with the SEC in connection with the Offer or the Merger and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the Offer Documents, on the date they were filed with the SEC and first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) Neither the information supplied or to be supplied in writing by or on behalf of Buyer or Sub for inclusion, nor the information incorporated by reference from documents filed by Buyer or any of its Subsidiaries with the SEC, in the Schedule 14D-9, any Proxy Statement or any other documents to be filed by Buyer, Sub or the Company with the SEC in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Schedule 14D-9, on the date it was filed with the SEC and first published, sent or given to shareholders of the Company, or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the meeting of shareholders of the Company held to vote upon the approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 CONDUCT OF BUSINESS. From the date hereof and until the time persons nominated by Buyer or Sub constitute a majority of the Board of Directors of the Company, the Company will, and will cause each of its Subsidiaries to, conduct the Business only in the ordinary course and in a manner consistent with past practices; to the extent consistent therewith, use its good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with insureds, reinsurers, customers, suppliers, insurance brokers and agents, and others having significant business dealings with them to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date hereof until the time persons nominated by Buyer or Sub constitute a majority of the Board of Directors of the Company except, as otherwise expressly contemplated by this

Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (iii), for (x) the acquisition of Common Shares from holders of Stock Options in full or partial payment of the exercise price payable by such holder or tax liability arising in connection therewith (including by way of exercise of cash settlement rights pursuant to the terms of any Stock Option), upon exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms and (y) the conversion of the Preferred Shares;

                  (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of the Common Shares (other than the issuance of Common Shares and associated Rights (and reservation of preferred stock in connection with the Rights) upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms, such issuances, together with the acquisitions of Common Shares permitted under clause (a) above, being referred to herein as "Permitted Changes");

                  (c) amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

                  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice;

                  (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company.

                  (g) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

                  (h) pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of the Company included in the Company Reports filed prior to the date hereof, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

                  (i) except as set forth in a letter dated the date hereof delivered to Buyer contemporaneously with the execution hereof, adopt or amend in any material respect (except as may be required by law or by this Agreement) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Benefit Plan) for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of any director or employee or former director or employee; pay any benefit (including any discretionary bonus) not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under such policies as in effect on the date of this Agreement;

                  (j) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

                  (k) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the Offer Conditions or the conditions to the Merger set forth in Article VI not being satisfied;

                  (l) except in the ordinary course of business and consistent with past practice, make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability; and

                  (m) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.2 ADDITIONAL FINANCIAL STATEMENTS AND REPORTS. From the date hereof to the time persons nominated by Buyer or Sub constitute a majority of the Board of Directors of the Company, the Company shall deliver to Buyer promptly after they become available all regularly prepared financial statements and management reports prepared by the Company or its Subsidiaries or as Buyer shall reasonably request and all statutory statements of the Insurance Subsidiaries for any calendar years or quarters ending after June 30, 1998.

         5.3 NO SOLICITATION; NOTIFICATION.

                  (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof until the termination of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided that if, at any time the Board of Directors of the Company determines in good faith, after receiving the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in the exercise of its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 5.3(c),
(A) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in reasonably customary form and (B) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer (or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in the foregoing) from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby.

                  (b) Except as set forth in this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after receiving the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in the exercise of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to the other provisions of this Section 5.3) withdraw or modify its approval or recommendation of this Agreement, the Offer and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the twentieth business day following Buyer's receipt of written notice (a "Notice of Superior Proposal") advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Buyer the Termination Fee and Buyer's Expenses (as such terms are defined in Section 5.9(b)). For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Common Shares of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.3, the Company shall (i) promptly advise Buyer orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal, (ii) receive from the Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement executed by Buyer and (iii) keep Buyer promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and other transactions contemplated hereby.

                  (d) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided that so long as Buyer and Sub are in compliance in all material respects with their obligations under this Agreement, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.3(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party.

         5.4 INVESTIGATION OF BUSINESS AND PROPERTIES.

                  (a) From the date hereof until the earlier of (i) the consummation of the Offer (which shall include acceptance for payment of all Common Shares duly tendered) and (ii) termination under Article IX, the Company will, and will cause its Subsidiaries to, afford Buyer, any financial institution providing financing to Buyer, and their respective attorneys, accountants, financial advisors and other representatives, reasonable access during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyer and related to the operations and business of the Company and its Subsidiaries, including historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company and its Subsidiaries and/or their respective representatives; provided that any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business; provided further, that no disclosure to Buyer, its counsel, accountants or other representatives after the date hereof shall be deemed to be a reduction of, or otherwise affect, the representations and warranties of the Company set forth in this Agreement. The Company shall instruct its Personnel, accountants and counsel to cooperate with Buyer, and to provide such documents and information as Buyer and its representatives may reasonably request; provided that Buyer shall execute and deliver to such counsel and accountants such consents and waivers as are customary in connection with providing such documents and information. Notwithstanding any right of Buyer to investigate and examine the affairs of the Company and its Subsidiaries and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or examination,

Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement.

                  (b) The letter agreement dated November 17, 1998 between Buyer and the Company (the "Confidentiality Agreement") other than the eighth, ninth and tenth paragraphs thereof shall apply with respect to information furnished thereunder or hereunder.

         5.5 REGULATORY MATTERS.

                  (a) From the date hereof through the consummation of the Offer (which shall include acceptance for payment of all Common Shares duly tendered), Buyer, Sub and the Company shall cooperate with each other and use their respective commercially reasonable efforts promptly to prepare and file all necessary documentation with, and to obtain as promptly as practicable all Licenses and Permits of, all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement, including any filings under the HSR Act. Buyer and the Company shall have the right to review in advance, and shall consult with the other on, in each case subject to any laws relating to the exchange of information, all the information relating to the Company and any of its Subsidiaries or Buyer, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all Licenses and Permits of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and the filing of any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application. In exercising the foregoing rights and obligations, Buyer and the Company shall act reasonably and as promptly as practicable.

                  (b) Buyer has made Form A filings with the insurance departments of the States of California, Pennsylvania and Connecticut with respect to the transactions contemplated hereby. Buyer shall promptly make any and all other filings and submissions of information with such insurance departments which are required or requested by such insurance departments in order to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby. The Company agrees to furnish Buyer with such necessary information and reasonable assistance as Buyer may reasonably request in connection with its preparation of such Form A filings and other filings or submissions. Buyer shall keep the Company fully apprised of its actions with respect to all such filings and submissions and shall provide the Company with copies of such Form A filings and other filings or submissions.

Without limiting the generality of the provisions of Section 5.5(a), the Company shall promptly withdraw all filings and submissions made with such insurance departments in opposition to such filings and submissions made by Buyer and will cooperate fully with Buyer in obtaining at the earliest possible time the requisite approvals thereof.

                  (c) From the date hereof through the consummation of the Offer (which shall include acceptance for payment of all Common Shares duly tendered), Buyer and the Company shall, upon request, furnish each other with all information concerning themselves and their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Buyer or the Company, as the case may be, or any of its respective Affiliates, to any Governmental Authority in connection with the transactions contemplated by this Agreement.

                  (d) From the date hereof through the consummation of the Offer (which shall include acceptance for payment of all Common Shares duly tendered), Buyer and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement, which causes such party to believe that there is a reasonable likelihood that the requisite consent or approval will not be obtained or that the receipt of such consent or approval will be materially delayed.

         5.6 UNDERWRITING; INVESTMENT PORTFOLIO. From the date hereof through the time persons nominated by Buyer or Sub constitute a majority of the Board of Directors of the Company, the Company shall cause each of its Subsidiaries not to change or alter its underwriting guidelines or criteria (accurate and complete copies of which have been provided by the Company to Buyer) without the prior written approval of Buyer and will consider in good faith such changes in its underwriting guidelines and criteria as Buyer shall reasonably request. From the date hereof through the time persons nominated by Buyer or Sub constitute a majority of the Board of Directors of the Company, the Company shall cause each of its Subsidiaries not to change its investment managers or alter its investment guidelines or criteria (accurate and complete copies of which have been provided by the Company to Buyer) without the prior written approval of Buyer and will make such changes in its investment managers and will consider in good faith such changes in its investment guidelines and criteria as Buyer shall reasonably request.

         5.7 CONFIDENTIALITY. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all confidential data and information relating to the Company and its Subsidiaries made available to Buyer, together with all analyses, compilations, studies and other documents and records prepared by Buyer or any of its representatives which contain or otherwise reflect or are generated from such information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees to keep confidential all data and information relating to the Company and its Subsidiaries or the Business, and upon written request of the Company, to return or cause to be returned to the Company all written materials and all copies that contain any such confidential data or to certify to the Company that such materials have been destroyed. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer's possession in connection therewith (i) to the lenders (and their counsel) under Buyer's existing credit agreement, (ii) to the investment bankers (and their counsel) in connection with any offering of securities by Buyer and (iii) to the extent such disclosure is required by law.

         5.8 BOOKS AND RECORDS. Through the Closing, each of the Company and its Subsidiaries shall maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement.

         5.9 FEES AND EXPENSES.

                  (a) Except as otherwise provided in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs, fees and expenses, whether or not the Merger is consummated.

                  (b) If (i) Buyer terminates this Agreement under clause (iv) of Section 9.1, or (ii) the Company terminates this Agreement pursuant to clause
(v) of Section 9.1, the Company shall assume and pay, or cause to be paid, to Buyer a termination fee in the amount of $5.0 million (the "Termination Fee") plus all documented out-of-pocket fees and expenses incurred by Buyer in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement not to exceed $500,000 (the "Buyer's Expenses").

         5.10 PUBLIC ANNOUNCEMENTS. Buyer, Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

         5.11 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its good faith efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 5.11. Without limiting the generality of the foregoing, each party hereto shall defend and cooperate with each other party in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging this Agreement or the consummation of the transactions contemplated hereby. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, waiver or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by the Company without the prior written approval of Buyer. Notwithstanding the foregoing, nothing contained herein shall require (a) any party hereto or any of their respective Affiliates to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby,
(b) Buyer to enter into any agreement or other arrangement for the financing of the transactions contemplated hereby on terms that are not satisfactory to Buyer, in its sole discretion or (c) any party hereto to initiate any litigation, make any substantial payment or incur any material economic burden (including as a result of any divestiture), except for payments a party presently is contractually obligated to make, to obtain any consent, waiver, authorization, order or approval.

         5.12 DIRECTORS. Promptly upon the acceptance for payment of, and payment by Buyer for, Common Shares pursuant to the Offer, and from time to time thereafter, Buyer shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Buyer, subject to compliance with
Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage of the total number of directors (giving effect to the directors elected pursuant to this sentence) that (i) the number of Common Shares owned by Buyer and its Affiliates bears to (ii) the total number of Common Shares outstanding, and the Company shall, at such time, promptly take all action necessary to cause Buyer's designees to be appointed or elected; provided that in the event that Buyer's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two Independent Directors (as defined below); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Buyer or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company will use its best efforts to cause persons designated by Buyer to constitute the same percentage as is on the Board of Directors of (i) each committee of the Board of Directors, (ii) each board of directors of each domestic subsidiary of the Company and (iii) each committee of the Board of Directors and each such other board of directors, in each to the extent permitted by law. Subject to applicable law, the Company shall take all action requested by Buyer necessary to effect any such appointment or election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (either separately or combined with the Schedule 14D-9), and the Company agrees to make such mailing with the mailing of the next amendment to the Schedule 14D-9 (provided that Buyer shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Buyer's designees). In connection with the foregoing, the Company will promptly, at the option of Buyer, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Buyer's designees to be elected or appointed to the Board of Directors of the Company as provided above. Following the election of designees of Buyer pursuant to this Section 5.12 and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Buyer or Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Buyer nor are employees of the Company or any of its Subsidiaries or, if there be just one such director, the concurrence of such director (the "Independent Directors"). The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

         5.13 INDEMNIFICATION.

                  (a) It is understood and agreed that all rights to indemnification (including indemnification based in whole or in part on, arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby) by the Company now existing in favor of each present and former director and officer of the Company (the "Indemnified Parties") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been delivered to Buyer, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of at least six years from the Effective Time.

                  (b) In addition, Buyer will cause the Surviving Corporation to use reasonable efforts to provide, for a period of six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable in any material respect than the Company's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

                  (c) This Section 5.13 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Buyer, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.13.

         5.14 EMPLOYEE BENEFIT PLANS.

                  (a) Except as otherwise contemplated herein, Buyer shall cause the Surviving Corporation, for the period ending on December 31, 1999, either to provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of the Surviving Corporation which are no less favorable than those provided pursuant to the Benefit Plans of the Company in effect at the date of this Agreement (other than stock-based plans) or to provide employees of the Surviving Corporation with benefits, in the aggregate, that are comparable to those provided to similarly situated employees of Buyer and its Subsidiaries; provided that nothing herein shall prevent the amendment or termination of any such Benefit Plan or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law.

                  (b) Buyer will cause the Surviving Corporation to honor without modification all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries in existence on the date hereof as such agreements shall be in effect on the date of this Agreement, but only to the extent such plans (or policies) and employment and severance agreements are identified in a letter dated the date hereof delivered to Buyer contemporaneously with the execution hereof together with true and complete copies of such plans (or policies) and employment and severance agreements.

                  (c) Nothing herein shall require the continued employment of any person or prevent the Surviving Corporation or any of its Subsidiaries from taking any action which the Company or any of its Subsidiaries could take if the Offer or Merger had not been consummated.

         5.15 LITIGATION. Buyer and Sub shall promptly dismiss with prejudice the litigation presently pending against the Company and its directors in the Delaware Chancery Court.

         5.16 OBLIGATIONS OF MERGER SUBSIDIARY. Buyer will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

         5.17 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all rights, properties or Assets of the Company acquired or to be acquired as a result of, or in connection with, the Merger.


                                   ARTICLE VI
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to effect the Merger shall be subject, in the sole discretion of Buyer, to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 10.8:

         6.1 INJUNCTION, LITIGATION, ETC. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that prior to invoking this condition Buyer shall use its good faith efforts to have any such decree, ruling, injunction or order vacated.

         6.2 LEGISLATION. No statute, rule or regulation shall have been enacted which prohibits the consummation of the transactions contemplated by this Agreement.

         6.3 SHAREHOLDER APPROVAL. Unless the Merger may be consummated pursuant to Section 253 of the DGCL, this Agreement and the Merger shall have been authorized and approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law.

         6.4 GOVERNMENTAL APPROVALS. Other than the filing of the Certificate of Merger provided for in Section 2.3, all approvals of Governmental Authorities required to consummate the transactions contemplated hereby (including, without limitation, required approvals from the insurance regulatory authorities of the States of California, Connecticut and Pennsylvania) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

         6.5 CONSUMMATION OF THE OFFER. Buyer shall have accepted for payment and paid for all Common Shares tendered and not withdrawn in the Offer; provided that this condition shall not be applicable if the Offer Conditions are satisfied and Buyer or Sub does not purchase any Common Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE VII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The obligation of the Company to effect the Merger shall be subject, in the sole discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company in accordance with Section 10.8.

         7.1 INJUNCTION, LITIGATION, ETC. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that prior to invoking this condition the Company shall use its good faith efforts to have any such decree, ruling, injunction or order vacated.

         7.2 LEGISLATION. No statute, rule or regulation shall have been enacted which prohibits the consummation of the transactions contemplated by this Agreement.

         7.3 SHAREHOLDER APPROVAL. Unless the Merger may be consummated pursuant to Section 253 of the DGCL, this Agreement and the Merger shall have been authorized and approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law.

         7.4 GOVERNMENTAL APPROVALS. Other than the filing of the Certificate of Merger provided for in Section 2.3, all approvals of Governmental Authorities required to consummate the transactions contemplated hereby (including, without limitation, required approvals from the insurance regulatory authorities of the States of California, Connecticut and Pennsylvania) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

         7.5 CONSUMMATION OF THE OFFER. Buyer shall have accepted for payment and paid for all Common Shares tendered and not withdrawn in the Offer.


                                  ARTICLE VIII
                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.6 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any agreement of the parties herein which by its terms contemplates performance after the Effective Time.

                                   ARTICLE IX
                                   TERMINATION

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing whether before or after approval by the shareholders of the Company and without further shareholder action:

                        (i) subject in the case of the Company to Section 5.12, by the mutual written consent of the Company and Buyer duly authorized by action of their respective Board of Directors;

                       (ii) subject in the case of the Company to Section 5.12, by either Buyer or the Company upon notification to the non-terminating party by the terminating party, if any court of competent jurisdiction or other competent Governmental Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

                      (iii) by Buyer, if as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Buyer having accepted for payment any Common Shares pursuant to the Offer, unless any such failure shall have been caused by or resulted from the failure of Buyer or Sub to comply with the terms of the Offer or any covenant or agreement of either of them contained in this Agreement;

                       (iv) by Buyer prior to acceptance for purchase of Common Shares pursuant to the Offer, if (A) the Board of Directors of the Company shall have failed to approve and recommend, shall have withdrawn or modified in a manner adverse to Buyer, or, upon reasonable request of Buyer, shall have failed to reconfirm, its approval or recommendation of the Offer, the Merger or this Agreement, or shall have approved or recommended any Acquisition Proposal, (B) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.3(b) of this Agreement or (C) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

                        (v) by the Company prior to purchase of Common Shares pursuant to the Offer, in connection with entering into a definitive agreement in accordance with Section 5.3(b), provided the Company (A) has complied with all provisions of Section 5.3(b), including the notice provisions therein and the payment of the Termination Fee and Buyer's Expenses, and (B) shall not have breached in any material respect the other provisions of Section 5.3; or

                       (vi) by the Company or Buyer if acceptance for payment of Common Shares pursuant to the Offer has not occurred by 11:59 p.m., June 30, 1999; provided that the right to terminate this Agreement under this clause (vii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such purchase to occur on or before such date; provided further that the passage of the period referred to in this clause (vii) shall be tolled for any part thereof during which any party to this Agreement shall be subject to a nonfinal order or other action restraining, enjoining or otherwise prohibiting the purchase of Common Shares of the Company pursuant to the Offer.

         9.2 PROCEDURE: EFFECT OF TERMINATION. If this Agreement is validly terminated as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of either party hereto (or any of their respective representatives or affiliates) except the obligations under Sections 5.7 and 5.9 and this Section 9.2 will continue to apply following any such termination; provided that termination of this Agreement by Buyer or the Company pursuant to Section 9.1 shall not relieve the defaulting or breaching party (the "Breaching Party"), whether or not it is the terminating party, of liability for damages actually incurred by the other party as a result of breach of this Agreement by the Breaching Party.


                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 NOTICES. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

                  (a)      If to Buyer or Sub, to:

                           Markel Corporation
                           4551 Cox Road
                           Glen Allen, Virginia 23060
                           Attention:  Steven A. Markel
                           Facsimile No.: 804-527-3810
                           with a copy to:

                           Gregory B. Nevers, Esquire
                           Markel Corporation
                           4551 Cox Road
                           Glen Allen, Virginia 23060
                           Facsimile No.: 804-965-1600

                           and to:

                           McGuire, Woods, Battle & Boothe LLP
                           One James Center
                           901 E. Cary Street
                           Richmond, Virginia 23219
                           Attention:  Leslie A. Grandis, Esq.
                           Facsimile No.:  804-775-1061

                  (b)      If to the Company, to:

                           Gryphon Holdings Inc.
                           30 Wall Street
                           New York, New York  10005
                           Attention:  Robert M. Coffee, Esq.
                           Facsimile No.:  212-825-0200

                           with a copy to:

                           Milbank, Tweed, Hadley & McCloy
                           One Chase Manhattan Plaza
                           New York, New York  10005
                           Attention:  John T. O'Connor, Esq.
                           Facsimile No.:  212-530-5219

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

         10.2 INTERPRETATION. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." All accounting terms not defined in this Agreement shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

         10.3 ENTIRE AGREEMENT. This Agreement and the Annex hereto, together with the Confidentiality Agreement (other than the eighth, ninth and tenth paragraphs thereof which terminated and ceased to have effect following the execution of this Agreement), contain the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

         10.4 NO THIRD PARTY BENEFICIARIES. Other than the provisions of section 5.13, nothing in this Agreement (whether expresses or implied) is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against, or action over against any party.

         10.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that Buyer may assign its right, title and interest under this Agreement to a wholly-owned Subsidiary and Buyer may assign this Agreement to any institutional lender to Buyer as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, that no such assignment shall be made if it would materially delay or impede the consummation of the transactions contemplated hereby; provided further that in the event of such assignment, Buyer shall not be released from any obligations under this Agreement.

         10.6 SEVERABILITY. In the event that this Agreement or any other instrument referred to herein, or any of their respective provisions, or the performance of any such provision, is found to be invalid, illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be invalid, illegal or unenforceable under the applicable laws or regulations without, to the maximum extent permitted by law, affecting the validity of the remaining provisions of the Agreement. Should any method of termination of this Agreement or a portion thereof be found to be invalid, illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

         10.7 AMENDMENT. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

         10.8 EXTENSION; WAIVER. At any time prior to the Closing either party to this Agreement may (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.9 JURISDICTION; WAIVER OF JURY TRIAL. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in either New York City or Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to such party as provided in Section 10.1 shall be effective service of process for any action, suit or proceeding brought against such party in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon them and may be enforced in any other courts to whose jurisdiction they are or may be subject, by suit upon such judgment or in any other manner provided by law. Each of Buyer, Sub and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Buyer, Sub or the Company in the negotiation, administration, performance and enforcement thereof.

         10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 GOVERNING LAW. Except to the extent that the DGCL is mandatorily applicable to the Merger and the rights of the shareholders of Sub and the Company, this Agreement shall be governed in all respects by the laws of the State of New York without regard to any laws or regulations relating to choice of laws (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                                       MARKEL CORPORATION



                                       By:_____________________________________

                                       Title:__________________________________


                                       MG ACQUISITION CORP.



                                       By:_____________________________________

                                       Title:__________________________________


                                       GRYPHON HOLDINGS INC.



                                       By:_____________________________________

                                       Title:__________________________________

                                                                         Annex I

                            CONDITIONS OF THE OFFER.

         The capitalized terms used in this Annex 1 have the meanings set forth in the Agreement to which this Annex I is attached, except that the term "Merger Agreement" shall be deemed to mean such attached Agreement.

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Buyer's or Sub's rights to extend and amend the Offer at any time pursuant to the terms of the Merger Agreement, Buyer or Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Shares, and may terminate the Offer as to any Common Shares not then paid for, if, prior to the expiration of the Offer (i) there shall not have been validly tendered and not withdrawn such number of Common Shares (including Rights) which, together with Common Shares owned by Buyer, constitute at least 51% majority of the Common Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"); (ii) Buyer and Sub have not obtained all insurance regulatory approvals necessary for their acquisition of control over the Company and its Insurance Subsidiaries on terms and conditions satisfactory to Buyer, in its good faith determination; provided, that no such approval shall contain any material limitations, requirements or conditions on Buyer, the Company or a Subsidiary or require Buyer, the Company or a Subsidiary to make any material payment to any party including in the case of Buyer, to the Company or, in the case of Buyer or the Company, to any Subsidiary (the "Insurance Regulatory Approval Condition"), (iii) the waiting period under the HSR Act applicable to the purchase of Common Shares pursuant to the Offer shall not have expired or been terminated, or (iv) at any time on or after the date hereof and prior to the acceptance for payment of Common Shares, any of the following events shall occur:

         (a) the Company shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the Merger Agreement and, with respect to any such failure that can be remedied, the failure shall not have been remedied within five business days after Buyer has furnished the Company written notice of such failure, the representations and warranties of the Company set forth in the Merger Agreement shall have been false or inaccurate or incomplete in any material respect when made or thereafter shall become and remain false or inaccurate or incomplete in any material respect or Buyer shall not have received evidence in form and substance reasonably satisfactory to it of the actions taken by the Company which cause the Company to be in compliance with the representations and warranties contained in Section 3.5 of the Merger Agreement; provided that a prospective material addition (but not an actual material addition) to the Company's consolidated reserves for losses and loss adjustment expenses based upon information provided by the Company or otherwise known to the Buyer on or prior to the date of execution of the Merger Agreement shall not be deemed to be a breach of the representations and warranties set forth in Section 3.3 of the Merger Agreement.

         (b) there shall have been instituted or pending any action, proceeding, application or counterclaim before any Governmental Authority which (i) challenges or seeks to challenge the acquisition by Buyer or Sub or any affiliate of either of them of the Common Shares, restrains, materially delays or prohibits or seeks to restrain, materially delay or prohibit the making of the Offer or the Merger or consummation of the transactions contemplated by the Offer or the Merger, (ii) prohibits or limits or seeks to prohibit or limit Buyer's or Sub's ownership or operation of all or any portion of their or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Buyer or Sub to dispose of or hold separate all or any portion of their own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Buyer, Sub or any affiliate of either of them to conduct its own business or own such assets as a result of the transactions contemplated by the Offer or the Merger, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Common Shares pursuant to the Offer or the Merger illegal or results in a material delay in, or restricts materially, the ability of Buyer or Sub, or renders Buyer or Sub unable, to accept for payment, purchase or pay for some or all of the Common Shares or to consummate the Merger, (iv) imposes or seeks to impose material limitations on the ability of Buyer or Sub or any affiliate of either of them effectively to acquire or hold or to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by them on an equal basis with all other Common Shares on all matters properly presented to the shareholders of the Company or
(v) might reasonably be expected to have a Material Adverse Effect on the Company;

         (c) any statute, rule, regulation or order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger which could reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (b) above;

         (d) any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred, has or is reasonably likely to have a Material Adverse Effect or a Material Adverse Change with respect to the Company and its Subsidiaries, taken as a whole;

         (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which limits the extension of credit by banks or other lending institutions, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States which has a material adverse effect on general economic conditions in the United States or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (f) the Merger Agreement shall have been terminated in accordance with its terms or the

                                      -A-2-

Offer shall have been terminated with the consent of the Company; or

         (g) (i) the Board of Directors of the Company shall have failed to approve and recommend, shall have withdrawn or modified in a manner adverse to Buyer, or, upon request of Buyer, shall have failed to reconfirm, its approval or recommendation of the Offer, the Merger or the Merger Agreement, or shall have approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any definitive agreement or agreement in principle with respect to any Acquisition Proposal or (iii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions.

         The foregoing conditions are for the sole benefit of Buyer and Sub and may be asserted by Buyer and Sub in their good faith determination (subject to the terms of the Merger Agreement) regardless of the circumstances (including any action or omission by Buyer or Sub) giving rise to any such conditions or may be waived by Buyer or Sub in their good faith determination (subject to the terms of the Merger Agreement) in whole or in part at any time and from time to time. The failure by Buyer or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      -A-3-